Exhibit 10.6

Purchase and Sales Contract

Seller:	Contract number:
Buyer:	Signing location:
Signing time:

1. Product name, specifications, quantity, unit price, and amount

Number	Product Name	Specification	Quantity/ Ton	Unit Price Including Tax	Tax Amount (Yuan)	Total Amount Excluding Tax (Yuan)	Total Amount Including Tax (Yuan)
1	Rebar
2
3
Total

2. Quality requirements, technical standards, conditions and deadlines for which the seller is responsible for quality, and packaging requirements: comply with national standards or the delivery standards of the steel factory.

3. Delivery (pick-up) mode of transportation and destination:

Delivery method: Both parties confirm that the transfer of ownership shall be the delivery method, and the warehouse where the transfer of ownership is located shall be Tianjin Bosheng Warehousing Service Co.,Ltd. (Bosheng Warehousing) . The risk of the goods shall be borne by the buyer from the date of completion of the transfer of ownership of the goods; The buyer shall be responsible for any other expenses incurred due to reasons attributable to the buyer or third-party construction sites.

4. Acceptance method:

The buyer can only pick up the goods after inspection, and the supplier is not responsible for the quality of the goods after delivery. If the buyer has any objections to the supplier’s goods due to quality, quantity, etc., it must raise them before delivery and review them with a commercial inspection certificate issued by a relevant inspection agency within 3 days of raising the objection.

5. Settlement method and deadline

The seller shall issue a corresponding value-added tax special invoice to the buyer within 30 working days before the buyer makes payment. The buyer shall pay the seller for the goods through bank spot exchange or bank acceptance draft.

The delivery of goods and payment for goods can be done in installments and in batches.

6. Loss of quantity and quality and acceptance criteria and methods:

1) At the time of delivery of the cargo rights, the buyer shall dispatch personnel to inspect the quantity and quality of the batch of goods according to the bill of lading/transfer of cargo rights. The inspection standard is: inspected and accepted if in compliance with national standards

2) Quantity objections shall be raised on the spot, and quality objections shall be raised within one working day from the date of arrival of the goods. The party raising an objection shall contact a third-party quality inspection department for re inspection, and the cost shall be borne by the party at fault. Otherwise, it shall be deemed that there is no objection. In this case, it shall be deemed that the products supplied by the seller meet the quality standards.

3) Reasonable loss and measurement: the general requirements of the national steel trading market or relevant regulations of the seller shall be implemented.

7. Liability for breach of contract:

If losses are caused to the seller, the buyer shall compensate for the losses; If the buyer fails to make payment on time, it shall pay the seller a penalty of 0.05% of the overdue payment per day

8. Methods for resolving contract disputes:

In case of disputes, both parties shall resolve them through friendly consultation; If the negotiation fails, a lawsuit shall be filed with the people’s court in the

9. Force Majeure

If either party of the buyer or seller is unable to perform the contract on time due to force majeure reasons stipulated by law, the party suffering from force majeure must notify the other party of the reasons for the inability to perform or complete performance in an effective manner within 2 days after the occurrence of the force majeure event, in order to reduce the losses that may be caused to the other party. After obtaining relevant supporting documents, it is allowed to postpone performance, partially perform or not perform the contract. And may be partially or completely exempted from liability for breach of contract according to the situation. The other party who is unable to perform the contract for more than one month due to force majeure has the right to terminate the contract.

10. This contract is made in duplicate, with each party holding one copy. It can be signed in the form of scanned copies, which will take effect after being stamped by both parties. The validity period of the contract shall be from the date of signing the contract until all payments, deliveries, and value-added tax invoices under the contract are issued. This contract shall remain valid unless otherwise agreed by the buyer and seller or unless the buyer and seller reach a written agreement to terminate the contract. Fax and scanned copies have the same legal effect as the original, and alterations are invalid. If there is a need to change the content of the contract after it takes effect, both parties may sign a supplementary agreement to modify this contract. The supplementary agreement shall have the same legal effect as this contract.

11. Both parties declare that they have clearly and voluntarily fulfilled their rights and obligations under this agreement without any objection.

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Seller		Buyer

Unit Name：	0	Unit Name：	0